Exhibit 99.2

news release

FOR IMMEDIATE RELEASE

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797

SIRVA Seeks Amendment to Credit Agreement

CHICAGO, August 7, 2006 —SIRVA, Inc. (NYSE: SIR), a global relocation services provider, announced today that it plans to hold discussions with its lenders to negotiate amendments to certain terms of its credit facility.

In addition to certain technical items, SIRVA will request an amendment to extend the deadline, to October 15, 2006, for the delivery of audited financial statements for the year ended December 31, 2005 (the Company intends to deliver un-audited financial statements for this period on or before August 15, 2006). In addition, the Company will seek to amend the terms of the facility to provide greater flexibility under its financial covenants for the periods December 31, 2005 through March 31, 2008 and to enable the Company to initiate steps towards realigning its capital structure and improving its liquidity position.

The visual slide package of the presentation given to lenders will be filed today on Form 8-K with the Securities and Exchange Commission.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well- established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and

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insurance. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 5,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company’s Web site at http://www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting us will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business Risks” and other risks described in our 2004 Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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